Exhibit 10.9

BANCO ITAÚ

LOAN AGREEMENTS

English translations prepared by Ticketplus Ltd. Original document in Spanish prevails. Untranslatable Chilean legal terms are kept in Spanish in quotation marks and are listed at the end of each document.

PROMISSORY NOTE

(National Currency, Non-Indexed, Fixed Rate)

I/We unconditionally owe and shall pay to the order of BANCO ITAÚ CHILE (hereinafter the “Bank”), at its office located at Av. Presidente Riesco No. 5537, district of Las Condes, the amount of $1,000,000,000 (one billion pesos) which I/we have received as a loan under the following conditions, which I/we accept and shall comply with:

Interest: As of the date of this Promissory Note, the principal owed shall accrue interest at the rate of 0.7042% monthly.

Form of payment of principal and interest: Principal and interest shall be paid in 48 successive monthly installments, comprised of principal and interest, maturing on the 10th day of each respective month, with the first installment maturing on July 10, 2025 and the last one on June 11,2029.

Calculation of interest: Interest shall be paid and calculated on the total outstanding principal and over the days actually elapsed. Monthly interest rates refer to 30-day months. Annual interest rates refer to 360-day years.

Non-business days, payment extension: Any payment date for principal and/or interest falling on a non-banking business day shall be extended to the immediately following banking business day, with the relevant payment to additionally include interest for the days of such extension.

Default interest and/or acceleration: In case of default or simple delay in payment of all or part of principal and/or interest, the Bank may capitalize interest accrued through the maturity date, in accordance with Article 9 of Law No. 18,010. The new principal so formed shall accrue, for the entire period of default, the maximum agreed interest rate legally allowed for this type of money credit transaction, applied on the outstanding balance from default until effective payment date. Equal interest shall accrue in case of acceleration.

Acceleration upon default: In case of default or simple delay in payment of all or part of principal and/or interest, the Bank shall have the power to declare the total debt due and payable, in which case it shall be considered with elapsed term for all legal purposes.

The Bank may also declare this Promissory Note prepayable in advance, in which case it shall be considered with elapsed term for all legal and conventional purposes, if the subscriber: (i) ceases payment on any other obligation contracted in favor of the Bank or any other creditor; (ii) initiates any concursal proceedings of liquidation or modification of reorganization agreement; (iii) ceases payment on an obligation evidenced by an executive title; (iv) has against him two or more outstanding executive titles arising from various obligations, with at least two enforcements initiated or other cause for a creditor to request forced liquidation, and sufficient assets are not provided to cover the obligation owed and its costs within 4 days following the relevant requirements; or (v) any proceedings are initiated by or against the debtor seeking dissolution, liquidation, reorganization, concursal proceedings, adjustment or arrangement of payments or of its assets, in accordance with any law on liquidation, insolvency or reorganization of debtors, that remain in force and not lifted within a period of 30 calendar days from initiation; or if a liquidator, supervisor or similar official is requested to be appointed regarding the debtor, or if the debtor adopts any similar measure to permit any of the above acts, provided that, in case of a proceeding against him, it is not lifted within 30 days following its initiation or notification. The above shall not apply to the financial concursal protection periods foreseen in Law No. 20,720.

Prepayment: In the event of prepayment, if the principal declared owed under this instrument is equal to or less than the equivalent in national currency to UF 5,000, I/we are obligated to pay the principal anticipated plus the agreed interest calculated through the effective payment date, and a prepayment commission amounting to one month of interest calculated on the principal prepaid, in case of a non-indexed obligation, or one and a half months of interest calculated on the principal prepaid, in case of an indexed obligation. If the principal declared owed exceeds the equivalent in national currency of UF 5,000, I/we are obligated to pay all interest stipulated through the agreed maturity, in accordance with Law No. 18,010.

Checking Account: The Bank, in its capacity as creditor, is irrevocably authorized to debit, upon maturity, from the checking accounts maintained by the debtor at the Bank, the principal and interest amounts referred to in this document.

Indivisibility: All obligations arising from this Promissory Note shall be considered “indivisible” for the subscriber, his heirs and/or successors, for all legal purposes and especially those contemplated in Articles 1526 No. 4 and 1528 of the Civil Code.

“Protesto”: Without obligation of “protesto”. I/we release the Bank from the obligation of “protesto”, but if the Bank elects to perform such procedure, it may do so, at its discretion, in banking, notarial form or by the corresponding public official. In any case, in the event of “protesto” I/we are obligated to pay the resulting expenses and taxes.

Taxes, Rights and Expenses: Any tax, right, expense and increase in costs which may arise for the beneficiary of this Promissory Note in connection with its subscription, modifications, extensions, renewals, payments, “protesto” or other circumstances related thereto, shall be borne exclusively by the subscriber. Likewise, any increase in costs which may arise for the holder of this instrument in connection with technical reserves, deposit reserves and/or financial costs of the funds with which the obligation contained in this instrument is financed, shall be borne exclusively by the subscriber.

Domicile and Jurisdiction: For all legal purposes arising from this Promissory Note, the debtor or subscriber establishes special domicile in the district indicated in the heading of this Promissory Note and submits to the jurisdiction of its Courts of Justice, which domicile shall also be a valid place for “protesto” proceedings if performed.

Information to Public and Private Data Registries: In case of payment or extinction of the obligation represented in this document, if it had been reported as unpaid, or if this document had been “protesto”, I opt to directly require public and private data banks to modify the information contained therein, releasing the Bank from compliance with such obligation.

The Stamp Tax (“Impuesto de Timbres y Estampillas”) on this document is paid through monthly payments at the Treasury, pursuant to Articles 15 No. 3 and 17 No. 1 of Decree Law 3,475.

Place and date: Santiago, June 10, 2025

Subscriber (Debtor)

●	Corporate name: TICKETPLUS SPA

●	Domicile: ALONSO DE CORDOBA 5320, OF. 1603

●	City / District: SANTIAGO / LAS CONDES

●	RUT: [***]

●	Checking account No.: [***]

●	Legal representative: CHIEN-FU CHEN CHEN, ID No. [***]

JOINT GUARANTEE (“Por Aval”)

Each of the undersigned constitutes itself expressly as joint and several guarantor, surety and co-debtor of all and each obligation of the subscriber or debtor previously identified, contained in this instrument, in favor of the Bank or its successors, for all the time until the effective and complete payment of this document, and expressly declares that:

a) Accepts, from now on, the terms and extensions of term, renewals and/or modifications of interest rate that may be agreed between debtor and creditor, the joint obligation remaining in force, regardless of any agreement on the amount and form of payment of the obligation, whether they alter or not the currency in which the obligation is expressed;

b) Releases the Bank from the obligation of “protesto” of this document;

c) That my/our liability and that of my/our heirs and/or successors shall have the character of “indivisible” for all legal purposes and especially for the provisions of Articles 1526 No. 4 and 1528of the Civil Code;

d) That my/our liability shall not be affected, released or diminished in any way, by other guarantees that may have been constituted, are constituted on this date, or in the future are constituted to secure the same obligation, and which are released in whole or in part in the future, and my/our joint liability shall remain in full force for the total of the guaranteed obligation, even when another person assumes the guaranteed obligation in any form, and even though such third person assumes the assets and liabilities of the debtor or introduces modifications to the debtor entity.

The Bank and its successors are authorized to modify, substitute, release or waive, in whole or in part, the guarantees currently constituted, that may be constituted on this date, or that may be constituted in the future to secure the obligations referred to in this instrument, none of which shall be considered by the persons constituting themselves as joint and several guarantors, sureties and co-debtors, of this Promissory Note as an exception to the obligation contained in it;

e) For all legal purposes of this guarantee, each guarantor, surety and joint co-debtor establishes special domicile in the district indicated in the heading of this Promissory Note and submits to the jurisdiction of its Ordinary Courts of Justice.

Place and date: Santiago, June 10, 2025

Joint guarantor (1)

●	Name: CHIEN-FU CHEN CHEN

●	Domicile: [***]

●	ID No.: [***]

Joint guarantor (2)

●	Name: YETHRO DINAMARCA SANTELICES

●	Domicile: [***]

●	ID No.: [***]

●	Legal representatives: CHIEN-FU CHEN CHEN(ID [***]); ALEJANDRA FRANCISCA BONÉ EUGENÍN (ID [***])

ADDITIONAL DOCUMENT: TIME DEPOSIT (“DAP”) PLEDGED AS COLLATERAL

Captation Promissory Note - Indefinite Renewable

●	Investment No.: [***]

●	Series / Code: 039 - 0320

●	Currency: Chilean peso

●	Capital amount: $500,000,000 (Five hundred million pesos, M/L)

●	Issue date: June 10, 2025

●	Maturity date: July 10, 2025 (renewable indefinitely)

●	Interest rate: 0.42000000% monthly

●	Term: 30 days

●	Issued by: Banco Itaú in favor of TICKETPLUS SPA, Banca Privada Parque Araucano branch, Av. Presidente Riesco

●	Endorsement: “Endosado en Garantía a favor de: BANCO ITAÚ CHILE” (Endorsed in guarantee to: BANCO ITAÚ CHILE)

●	Signed by: Banco Itaú Chile officials, including operations chief

DAP Guarantee Constitution Form

●	Process type: Constitution

●	Internal control code: [***]

●	Process date: 06-10-2025

●	Debtor: TICKETPLUS SPA,RUT [***]

●	DAP owner: TICKETPLUS SPA

●	DAP No.: [***]

●	Guarantee class: Other Guarantees

●	Preference grade: First grade and other lower grade

●	Character: General (covers any obligation, present or future)

●	Limit: Limited

●	Sharing: Not shared

●	Limit amount: $500,000,000

●	Approved by: Francisco J. Hernández S. (Executive GGEE Institutions); Claudia Quezada D. (Manager Banca Grandes Empresas, Itaú)

Untranslatable Chilean legal terms

●	“RUT” (Rol Único Tributario): Chilean unique tax identification number.

●	“Pagaré”: Chilean promissory note; standard legal instrument for commercial bank credit.

●	“Aval / Fiador Solidario”: Joint and several guarantor (negotiable-instrument and civil-code regimes).

●	“Codeudor Solidario”: Joint and several co-debtor under Chilean Civil Code Articles 1511 et seq.

●	“Apoderado”: Attorney-in-fact / authorized signatory.

●	“Suscriptor”: Subscriber / signer of the promissory note.

●	“Protesto”: Formal default certification on negotiable instruments (Law 18.092). Releasing the holder from “protesto” waives the formal default-certification step before judicial enforcement.

●	“Indivisibilidad”: Indivisibility principle under Chilean Civil Code Articles 1526 No. 4 and 1528.

●	“Unidad de Fomento” (UF): Chilean inflation-indexed accounting unit.

●	“DAP” (Depósito a Plazo): Time deposit, in this case pledged as collateral via “endoso en garantía” (collateral endorsement).

●	“Endoso en Garantía”: Collateral endorsement under Law 18.092 Article 21; transfers the negotiable instrument to the creditor as security without transferring ownership.

●	“Impuesto de Timbres y Estampillas”: Chilean Stamp Tax (Decree-Law 3,475 of 1980).

●	“Comuna”: Chilean administrative subdivision (district).

●	Law No. 18,010: Chilean law governing money credit transactions.

●	Law No. 18,092: Chilean law on Bills of Exchange and Promissory Notes.

●	Law No. 20,720: Chilean Bankruptcy and Reorganization Law.